Exhibit 99.7

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who will become a director of  DNB Financial Corporation ("DNB") as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger, dated April 4, 2016, by and between DNB and East River Bank), in the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 filed by DNB with the Securities and Exchange Commission, and any amendment or supplement thereto (the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ G. Daniel O' Donnell
G. Daniel O' Donnell

June 21, 2016